EXHIBIT 99.2

For Immediate Release

DYNEGY ISSUES OPEN LETTER TO STOCKHOLDERS

Dynegy’s Board of Directors Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010 Special Meeting of Stockholders

HOUSTON – November 8, 2010 – Dynegy Inc. (NYSE: DYN) announced today that it has issued an open letter to stockholders in connection with Dynegy’s November 17, 2010 Special Meeting of Stockholders.

Following is the text of the letter from Bruce A. Williamson, Chairman, President and CEO:

November 8, 2010

Dear Stockholders:

Seneca Capital recently filed definitive proxy materials with the SEC, as well as a slide presentation, to solicit votes against the Blackstone transaction, which offers stockholders a 62% premium to the price at which Dynegy’s shares were trading immediately prior to the transaction announcement on August 13, 2010.  Dynegy believes Seneca’s materials contain numerous errors and misleading information.

Dynegy believes Seneca is advocating a reckless strategy of turning down the certainty and cash premium value offered by the Blackstone transaction in the hope that natural gas prices improve dramatically above that which is currently anticipated by the market.  Dynegy cautions all stockholders to carefully consider the following about Seneca’s solicitation:

•
Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, reviewed Seneca’s claims and DISAGREED with Seneca’s recommendations and, instead, RECOMMENDED THAT DYNEGY’S STOCKHOLDERS VOTE FOR the Blackstone transaction on the WHITE proxy card today.  ISS noted:1

o
“[F]undamentals seem to have deteriorated since announcement, with the average price for natural gas on the 5-year forward curve having decreased 7.1% and analysts having cut their estimates. Based on the historical relationship with peers and the current consensus 2011 EBITDA estimates, the stock standalone value would be $2.66.” (emphasis added)

o	Dynegy notes that the Blackstone offer of $4.50 per share in cash represents a 69% premium to this ISS estimated share price.

In addition:

•	Seneca does not address very real and near-term risks to Dynegy, such as its liquidity, high leverage and refinancing risks;
•	Seneca claims that the natural gas price cycle is at a bottom, ignoring the increasing supply and continued decline in price, even since the announcement of the Blackstone transaction;
•
Seneca grossly oversimplifies the timing of the EPA Clean Air rules, disregarding the ongoing, uncertain political process and the likelihood that years will pass before plants are shut down after regulations are put in place;

•
Seneca does not accurately calculate its Sum-of-the-Parts analysis of Dynegy as a going concern company – including using optimistic asset valuations and excluding environmental capital expenditures.  In contrast, Goldman, Sachs & Co. AND Greenhill & Co., LLC both independently determined that Blackstone’s $4.50 per share offer is fair to Dynegy stockholders from a financial point of view;

•
Seneca’s analysis of Dynegy’s free cash flow is wrong and misleading.  It ignores basic cash flows like interest expense, debt service, environmental obligations and lease expense that simply must be paid before cash is available to common stockholders; and

•
Seneca’s attacks on Dynegy’s Board and management team are not supported by the facts and appear desperate, ill-informed and are reflective of Seneca’s limited understanding of running a public company.

SENECA’S OPPOSITION IS BUILT
ON A FOUNDATION OF MISINFORMATION

Seneca’s solution to Dynegy’s liquidity challenges appears to be for Dynegy to issue more debt: Unfortunately, given that Dynegy is already levered at roughly 10x EBITDA (peer group leverage is approximately 3.5x-6.5x EBITDA), adding more debt is not a practical solution and IT DOES NOT enhance value for stockholders, as Dynegy’s interest and debt service would increase substantially – increasing projected current negative cash flows (which are currently projected at $1.6 billion over the next five years – or over 3x Dynegy’s current market capitalization – using September 7, 2010 pricing).  Any new debt Dynegy could issue would be on top of, and likely with maturities prior to, Dynegy’s upcoming 2015 maturities.  The bottom line is that additional debt will be difficult to obtain, likely contain covenants that would significantly limit future flexibility and only push out the timing of cash flows available to stockholders.

Seneca claims an improvement in natural gas prices is “in sight”: Seneca appears to ignore the fact that the anticipated timing to realize the upside of the sector has been significantly delayed due to the recession and the significant decline in energy prices driven by the large quantities of gas being developed. Forward natural gas prices have declined steadily over the past two years and have continued to fall (approximately 7%) since the Blackstone transaction was announced.  Currently, Dynegy believes that there is no near-term recovery in sight for natural gas prices, and the abundance of gas appears to be a long-term driver of gas prices.  No one, including Seneca, knows what future commodity prices will actually be, but forward price curves represent a broad-based, collective market judgment as to the most likely future prices.  Seneca provides no substantive basis for why it believes natural gas prices will make a dramatic turnaround beyond that which is currently anticipated by the market.  Seneca may be willing to wager on the hope that natural gas prices turn around and, by extension, Dynegy’s cash flow, stock price and future; however, Dynegy believes such a strategy is reckless and not in the best interest of Dynegy and its stockholders.

Seneca grossly oversimplifies the timing of the effects of future environmental regulation, and there is no certainty as to the scope of the regulations themselves:  Seneca claims EPA Clean Air rules, which could increase the price of electricity, are “right around the corner.” The reality is that no one, including Seneca, is certain of when or if EPA Clean Air rules will be approved, what form they will ultimately take, and, even after approval, when those rules would be implemented.  Seneca’s analysis also ignores the fact that it will likely take years before plants are shut down after any regulations are put in place.

Seneca’s valuation of Dynegy at $6.50 per share today is based on incomplete assumptions and belied by the lack of any acquisition interest other than Blackstone at the $4.50 per share level: Seneca’s Sum-of-the-Parts (“SOTP”) analysis of Dynegy is misleading and contains numerous errors (for example, excluding environmental capital expenditures).  After correcting Seneca’s SOTP analysis for its factual errors AND even assuming Seneca’s optimistic asset valuations, that calculation would yield a negative per share value for Dynegy.

Seneca’s analysis of Dynegy’s free cash flow is INCORRECT: What Seneca asserts as Dynegy’s free cash flow available to stockholders disregards interest expense, debt service, including lease expense, and environmental capital expenditures totaling approximately $2.2 billion.  These are contractual obligations for Dynegy, NOT discretionary items and they MUST be paid before cash is available or “free” for stockholders.  Thus, rather than generating distributable free cash flow as Seneca alleges, Dynegy has projected $1.6 billion of NEGATIVE free cash flow over the next five years using September 7, 2010 pricing.  Dynegy believes this misstatement is an attempt by Seneca to mislead investors.

Seneca contends that management has a conflict of interest in advocating for the transaction with Blackstone:  In addition to having equity interests in Dynegy that align its interest in maximizing stockholder value with those of Dynegy’s other stockholders, Dynegy’s management currently has no arrangement in place to continue with Dynegy if the Blackstone transaction is completed nor to rollover its equity into the company once it is private.  Importantly, if Dynegy were to trade at Seneca’s target price, management’s long-term incentives would yield far greater value than they will on closing of the Blackstone transaction.

Seneca’s attacks on Dynegy’s management appear desperate and ill-informed: While Dynegy management believes that the Blackstone transaction is the best alternative for stockholders, it is the Dynegy Board of Directors, NOT Dynegy’s management, that approved the merger agreement and is recommending Dynegy stockholders vote FOR the proposal to adopt the merger agreement.  Dynegy’s management is covered by standard change in control plans that were approved by Dynegy’s Board and have been in place and publicly disclosed for several years, and are consistent with those of similarly situated public companies.  The severance provisions of these plans are “double trigger” – that is, they are triggered only if both a change in control and an involuntary or “good reason” termination occur.   As described in the definitive proxy statement, Dynegy’s Board, which is comprised of a majority of independent directors, reviewed the potential payments under these plans and concluded they were reasonable and would not affect the advice from, or work performed by, management.  Dynegy’s management’s goal has been, and continues to be, maximizing value for all Dynegy stockholders.  If Dynegy’s management truly believed that a market recovery is right around the corner, as Seneca suggests, it would have every incentive to advocate continuing Dynegy as a stand-alone company and achieving greater returns on its long-term incentives.

SENECA’S TRADING IN DYNEGY STOCK CONTRADICTS ITS RECENT CLAIMS ABOUT THE VALUE OF DYNEGY

Seneca’s November 5, 2010 slide presentation claims that the current value of Dynegy is $6.50 per share.  Yet as recently as the day before the Blackstone transaction was announced, Seneca SOLD approximately 700,000 shares of Dynegy stock at $2.93.  Since the announcement of the Blackstone transaction, natural gas prices have declined further causing even more pressure on Dynegy.

SENECA PROVIDES NO SPECIFIC STRATEGIC ALTERNATIVE THAT IS SUPERIOR TO THE BLACKSTONE TRANSACTION

In addition to the errors and misinformation in its November 5, 2010 slide presentation, Seneca offers Dynegy stockholders no strategic plan.  Seneca initially filed its complaints against the Blackstone transaction on October 21, 2010 – over two months after the announcement of the transaction.  Since then, no Seneca communication – including its most recent slide presentation – has articulated any specific alternative that would deliver value to Dynegy stockholders superior to that contemplated by the Blackstone transaction.  Instead, Seneca continues to recommend that Dynegy stockholders turn down the certain cash premium inherent in the Blackstone transaction in favor of a bet on a recovery in natural gas prices beyond that of the forward curve, a liquid market that has billions of dollars of daily trades, as the basis for its position.  Furthermore, Seneca’s last minute proposal to appoint two unnamed director nominees and to offer conceptual and vague stockholder resolutions is NOT a strategic plan.  Dynegy’s Board is comprised of experienced, dedicated and independent directors, each of whom understands the real near- and medium-term challenges facing Dynegy that cannot be addressed with ambiguous suggestions and potentialities like those put forth by Seneca.

For all of these and the numerous other reasons we have been communicating to you, Dynegy urges stockholders to take Seneca’s slide presentation for what it is worth: a desperate attempt to derail the Blackstone transaction based on hopes and assumptions about future energy prices, the timing of the implementation of Clean Air regulations, and other factors that neither Dynegy nor Seneca control.  DO NOT GAMBLE YOUR DYNEGY INVESTMENT ON SENECA’S UNINFORMED GUESSES.

SENECA’S BET ON A DRAMATIC TURNAROUND IN NATURAL GAS PRICES ABOVE THAT ANTICIPATED BY THE MARKET (AND ALREADY EMBEDDED IN THE DYNEGY BOARD’S ANALYSIS IN THEIR RECOMMENDATION OF BLACKSTONE’S 62% PREMIUM OFFER)  MAY WORK FOR A COMMODITY TRADER, BUT NOT FOR A PUBLIC COMPANY

Importantly, Seneca’s slide presentation does not even attempt to provide a credible solution to an obvious dilemma – what is the survival path for Dynegy between today’s gas prices, today’s forward natural gas curve, and 2014? 2015? 2016?

Contrary to what Seneca would have you believe, Dynegy faces significant liquidity challenges ($1.6 billion of negative free cash flows currently projected over the next five years using September 7, 2010 pricing), and the downside risks to Dynegy of not obtaining stockholder approval and subsequently completing the transaction with Blackstone are substantial and real.  Since the transaction was originally approved by the Dynegy Board on August 12th, natural gas prices have further declined approximately 7%, making it increasingly difficult and more expensive to refinance credit facilities and, without a waiver, these credit facilities would need to be amended, likely with less availability and higher costs.  The reality is that if the Blackstone transaction is not approved and subsequently completed, Dynegy, using the latest available commodity price curves, projects potential non-compliance with certain credit facility financial covenants based on forecasted earnings as of June 30, 2011.  Absent the Blackstone transaction, Dynegy may be forced to restructure its balance sheet using one or a combination of several options, including issuing equity or equity-linked securities, implementing debt for equity swaps or selling assets at depressed prices – causing Dynegy stockholders to face potential significant dilution and further loss on their investment.

YOUR VOTE IS IMPORTANT –
PLEASE VOTE FOR THE BLACKSTONE TRANSACTION TODAY

Your Board of Directors believes the Blackstone transaction is in the best interest of all Dynegy stockholders because it provides immediate, certain and fair value for your shares while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed.  Your Board recommends that stockholders vote FOR the Blackstone transaction on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own.  Please take a moment to vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the WHITE proxy.  Please discard any gold proxy cards you receive from Seneca Capital and vote the WHITE proxy card today.

For more information, stockholders are encouraged to read Dynegy’s definitive proxy statement, which was filed with the SEC on October 4, 2010; an Investor Presentation that was filed with the SEC on October 5, 2010 and updates to that Investor Presentation that were filed with the SEC on October 19, 2010, and October 27, 2010, respectively; and letters to stockholders that were filed with the SEC and issued as press releases on October 6, 2010, October 19, 2010, October 26, 2010, and November 2, 2010, respectively.

Thank you for your support.

Sincerely,

/s/      Bruce A. Williamson

Bruce A. Williamson
Chairman, President and CEO

1 Permission to use quotations was neither sought nor obtained.

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

[Missing Graphic Reference]

 105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500